United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2010

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 1, 2010, David Lopez, Executive Vice President and the Chief Operating Officer of Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (either the "Company," "we" or "our"), was appointed by the Company's Board of Directors as Interim Chief Executive Officer.  Mr. Lopez will remain as Executive Vice President and Chief Operating Officer while serving as Interim Chief Executive Officer until the Board completes its CEO search.  The Board also appointed Mr. Lopez as an executive member of the Board of Directors. Linster W. Fox, Executive Vice President and Chief Financial Officer, will replace Mr. Lopez as Secretary of the Company. The Company also announced that Garry W. Saunders has been appointed permanent Chairman of the Board by the independent directors. Mr. Saunders has served as interim non-executive Chairman of the Board since April 26, 2010.

Mr. Lopez, 37, has served as Shuffle Master's Chief Operating Officer since June 2010 and as an Executive Vice President since November 2008.  He served as President of Shuffle Master Americas from 2007 to 2008, President of the Company's Utility Division from 2006 to 2007, and Executive Director of Product Management from 2002 to 2003.  During his 12-year tenure with the Company, Mr. Lopez has overseen ten corporate divisions, departments and entities world-wide, as well as leading the launch of numerous key Shuffle Master products.

Mr. Lopez's salary has been increased to $350,000, retroactive to June 21, 2010, the date of his appointment as Chief Operating Officer.

With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships among and between Mr. Lopez and any director or executive officer of the Company.  With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Lopez and the Company that would be required to be reported.

Effective November 1, 2010, Phillip Peckman ceased to serve as the Company's Interim Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC. (Registrant) Date: November 5, 2010 /S/ DAVID LOPEZ David Lopez Interim Chief Executive Officer